Exhibit 10.8

Personal & Confidential

August 14, 2006

Mr. William G. Thomas

[address]

Dear Bill,

Further to our recent discussions in Plano, the purpose of this letter is to confirm the intentions of EDS Corporation (EDS) in regards to your pension benefit.  As a highly valued and long-serving employee, we are please to provide you with an enhanced retirement income benefit, as outlined below.

This letter is written to you in your capacity as an employee of Electronic Data Systems Limited (the Company).

Apart from terms defined in this letter, any defined terms used shall have the same meaning as in the Rules of the Electronic Data Systems Retirement Plan (the Plan).  If your employment with the Company terminates for any reason other than (i) for Cause (defined in Attachment A), or (ii) because you resign prior to attaining the age of 50, then you will be entitled to receive the following:

  Termination before age 50 - If, when your employment with the Company terminates and you have not reached age 50, you will be entitled to receive an early retirement benefit at age 50 from the Plan.  The early retirement benefit will be augmented such that the pension will be unreduced (i.e. no actuarial reduction will apply) between age 60 and age 65 as a consequence of taking it before Normal Retirement Date but otherwise calculated in accordance with the Rules of the Plan, based on Pensionable Service and Final Pensionable Salary (as defined in the Plan Rules) as at the date on which your employment with the Company terminated.  This benefit is payable from age 50.  If you choose to defer the

Mr. William G. Thomas

August 14, 2006

payment of the benefit further the overriding legislation under the Finance Act 2004 (whereby the earliest age at which you can draw your deferred benefit is increased to age 55 at 6th April 2010) will apply.

  Termination on or after age 50 - If, when your employment with the Company terminates and you have reached or passed age 50, the Company will consent to and you may receive an early retirement pension from the Plan but subject always to the Rules of the Plan.  The early retirement pension will be unreduced (i.e. no actuarial reduction will apply) between age 60 and age 65 as a consequence of taking it before Normal Retirement Date but your pension will otherwise be calculated in accordance with the Rules of the Plan, based on Pensionable Service and Final Pensionable Salary (as defined in the Plan Rules) as at the date on which your employment with the Company terminated.

You will be responsible for any income tax that arises on the payments made to you.  Nothing in this agreement shall require that EDS Trustee Limited (the Trustee) make, or require the Company to procure that the Trustees make, an unauthorized payment (as defined in the Finance Act 2004) or, to the extent relevant, any payment that might cause the Registered Pension Schemes (Modification of the Rules of Existing Schemes)  Regulations 2006 to cease to apply to the Plan.

Sincerely,

/S/ RONALD A. RITTENMEYER

Ronald A. Rittenmeyer

Chief Operating Officer

cc: Michael E. Paolucci

I ACCEPT THE TERMS OUTLINED IN THIS LETTER

/S/ WILLIAM G. THOMAS                                21/8/06

William G. Thomas                                               Date

Mr. William G. Thomas

August 14, 2006

Attachment A

"Cause" means: the Executive had (a) been convicted of, or pleaded guilty to, an arrestable offence (other than for a road traffic offence for which a non-custodial penalty is imposed): (b) willfully and materially failed to follow EDS' lawful and appropriate policies, directives or orders applicable to EDS employees holding comparable positions that resulted in significant harm to EDS (recognizing that Executive shall not be obligated to follow policies, directives or orders that are unethical or would required Executive to violate his duties and/or obligations to EDS, its Board of Directors, or its shareholders): (c) willfully and intentionally destroyed or stolen EDS property or falsified EDS documents; (d) willfully and materially violated the EDS Code of Business Conduct that resulted in significant harm to EDS; or (e) engaged in conduct that constitutes gross misconduct or willful gross neglect with respect to employment duties that resulted in significant harm to EDS.  For purposes of the definition of Cause, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive intentionally, in bad faith and without reasonable belief that the Executive's action or omission was in the best interest of EDS.